                                                                   Exhibit 10.34

Note: An asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately.

                            CSX TRANSPORTATION, INC.

                          TREATMENT SERVICES AGREEMENT

     This Treatment Services Agreement (hereinafter "Contract"), effective as of January 1, 2002, is between Koppers Industries, Inc. ("Provider"), a Pennsylvania corporation with offices located at 436 Seventh Avenue, Pittsburgh, PA 15219-1800, and CSX Transportation, Inc. ("Customer"), a Virginia corporation with offices located at 500 Water Street, Jacksonville, Florida 32202.

                                    RECITALS:

     WHEREAS, Customer desires Provider to undertake certain professional services which require professional judgment and skills, namely, the wood preservative treatment of wooden cross ties purchased by Customer from third party suppliers, and special handing thereof in conjunction with such treatment all at Provider's treatment facilities located in Guthrie, Kentucky, Florence, South Carolina, Green Spring, West Virginia and Montgomery, Alabama; and

     WHEREAS, Provider has special professional expertise in providing wood preservative treatment and is willing to provide the professional services desired by Customer; and

     WHEREAS, quality assurance is an essential element of this Contract; and

     WHEREAS, Provider is willing to provide such services to Customer in a manner to insure the quality of such services, in an environmentally safe manner and as otherwise set forth herein;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                              Section 1   Definitions

1.1 Affected Items. Affected Items shall mean those items, the cost of which are increased pursuant to a legislative, executive, judicial, administrative or other body revision, amendment or modification of the Environmental Requirements, which directly affects the Provider's cost basis for the prices or rates set forth in Appendix B.

1.2 Affiliate. Affiliate shall mean a party's parent, subsidiaries and all entities directly or indirectly controlled by or under the control of such party, its parent or subsidiaries.

1.3 Capacity Commitment. Capacity Commitment means the maximum number of Green Ties which Provider can treat at each Plant for Customer, producing an equal number of Treated Ties, as set forth in Appendix D.

1.4 Confidential Information. Confidential Information shall mean all information disclosed by the Disclosing Party to the Receiving Party which is clearly identified as proprietary or confidential at the time such information comes into the possession or knowledge of the Receiving Party and which is not:
(i) already known to the Receiving Party; (ii) in the public domain; (iii) conveyed to the Receiving Party by a third party without restriction and without breach of any confidentiality obligation; (iv) released by the Disclosing Party without restriction; (v) independently developed by the Receiving Party without breach of any confidentiality obligation; or (vi) required by court order to be released by the Receiving Party, provided the Receiving Party has given the Disclosing Party reasonable notice and opportunity to object to such order. For purposes of this definition, written information clearly marked as confidential or proprietary and oral information followed within ten (10) days, by written documentation indicating that such information is confidential or proprietary, shall be deemed as "clearly identified as proprietary or confidential."

1.5 Disclosing Party. Disclosing Party shall mean the party to this Contract disclosing Confidential Information to a Receiving Party, being the other party to this Contract.

1.6 Environmental Requirements. Environmental Requirements shall mean federal, state or local laws, regulations, rules or orders, including, but not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, 33 U.S.C.(S)1251 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.(S)1801 et seq., the Clean Air Act, 42 U.S.C.(S)7401 et seq., and the regulations promulgated pursuant to such laws, all as amended from time to time.

1.7 Force Majeure. Force Majeure shall mean a condition or cause beyond the reasonable control of a party, including, but not limited to, acts of God, including floods, storms, earthquakes, hurricanes, tornadoes, or other severe weather or climatic conditions, acts of public enemy, war, blockade, insurrection, or riot, fire, wreck, washout or explosion, strike, lockout, picketing or a work stoppage, or a labor or union dispute, embargoes or governmental laws, orders, or regulations, or other circumstances beyond the parties' control not enumerated in the foregoing, which condition, cause or circumstances reasonably shall prevent the affected party from performing some or all of its obligations in the usual and normal course of its business.

1.8 Green Ties. Green Ties shall mean all wooden cross ties purchased by Customer from third party suppliers or Provider, and delivered to and accepted by Provider, on Customer's behalf, under this Contract.

1.9 Hazardous Substances. Hazardous Substances shall mean any hazardous, toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls, petroleum products, flammable explosives, radioactive materials, radon, infectious substances or raw materials which include hazardous constituents) or any other substances or materials which are included under or regulated by Environmental Requirements.

1.10 Manufacturing Facility. Manufacturing Facility shall mean a facility where Provider manufactures the Wood Preservative used to treat Green Ties under this Contract.

1.11 Plants. Plants shall mean Provider's wood preservative treatment facilities in Guthrie, Kentucky, 1Florence, South Carolina; Green Spring, West Virginia and Montgomery, Alabama.

1.12 Receiving Party. Receiving Party shall mean the party to this Contract in its capacity as recipient of Confidential Information from a Disclosing Party who is the other party to this Contract.

1.13 RP&S. RP&S shall mean the Railroad Products and Services Division of Provider.

1.14 Services. Services shall mean all services provided by Provider under this Contract, including the unloading, inspection and treatment of Green Ties and the storage and loading of Treated Ties.

1.15  Term. Term shall have the meaning ascribed to such term by Section 2.1.

1.16  Ties. Ties shall be deemed to refer to both Green Ties and/or Treated
Ties.

1.17 Treated Ties. Treated Ties shall mean Green Ties upon which wood preservative treatment has been completed pursuant to this Contract.

1.18 Treatment Schedule. Treatment Schedule shall mean the schedule setting forth the proposed schedule for the delivery and treatment of Green Ties pursuant to Section 3.1, as established by Customer from time to time.

1.19 Volume Estimate. Volume Estimate shall mean the estimate of the approximate number of Green Ties to be treated by Provider for Customer provided by Customer pursuant to Section 7.

1.20 Wood Preservative. Wood Preservative shall mean P2 creosote solution in conformity with the specifications of the American Wood Preserver's Association, as in effect from time to time, or, subject to the provisions of Section 3.5 relating to changes in specifications, such other wood preservative designated by Customer (the "Wood Preservative Specifications").

                                Section 2   Term

2.1 Term. The initial term of this Contract shall commence as of January 1, 2002, and shall end on December 31, 2006, and shall be automatically renewed for successive one (1) year terms, unless (a) either party elects not to so renew this Contract by delivery of notice to the other party at least ninety (90) days prior to the expiration of the then current term or renewal term, or (b) this Contract is earlier terminated as provided by the other provisions of this Agreement. The initial term and all subsequent renewal terms are referred to collectively as the "Term".

2.2 Prior Agreement. This Contract terminates and supersedes, effective January 1, 2002, that certain Agreement dated as of January 1, 2000 between the parties with respect to the purchase by Customer from Provider of P2 Creosote solution, it being the express intent of the parties that this Contract shall govern and apply to all Services provided by Provider to Customer during the Term.

                                Section 3   Services

3.1 Provision of Green Ties. As directed by Customer, Provider shall purchase, on Customer's behalf, pursuant to separate purchase orders or agreements, Customer's requirements for Green Ties. Customer reserves the right to acquire all or part of its Green Tie requirements from third parties. Provider shall inspect, accept delivery of such Green Ties and provide all other Services with respect to the Green Ties whether provided under separate agreements with Provider or by third party suppliers. All terms and conditions for the purchase of the Green Ties, including price, quantity and delivery terms, shall be subject to separate agreements between Customer and Provider or such other third party suppliers. The Green Ties shall be delivered to Provider's Plants for treatment in accordance with the Treatment Schedule, taking into account the Capacity Commitments of Provider's Plants as set forth in Appendix D. The Treatment Schedule for each calendar year shall be provided to Provider by Customer at least thirty (30) days prior to the beginning of the applicable calendar year and shall set forth the approximate number and type of Green Ties to be treated, whether the Ties are to be air-dried or boultonized, the approximate number of Treated Ties to be delivered to Customer and the approximate dates and destinations for delivery during said calendar year. A specific treatment and delivery schedule shall be established and provided to Provider by Customer at least thirty (30) days prior to the start of each calendar quarter.

3.2 Unloading and Inspection of Green Ties. Provider shall unload the Green Ties from Customer's railcars or third party trucks when delivered to Provider at the Plants. Provider shall then inspect all Green Ties delivered to Provider to determine their compliance with the specifications set forth in Appendix C, within a commercially reasonable time. Customer shall purchase, and Provider shall accept for treatment pursuant to this Agreement, only those Green Ties which meet the specifications as determined by Provider. All Green Ties which are rejected by Provider shall be purchased by Provider or returned to the supplier, at no additional cost or transportation charges to Customer. Provider shall provide prompt reports to Customer of the acceptance, rejection and basis for rejection, and disposition of all Green Ties delivered to Provider, in detail satisfactory to Customer.

3.3 Wood Preservative. Unless otherwise mutually agreed, the Wood Preservative to be used for the treatment of the Green Ties shall be supplied by the Provider, and the cost of the Wood Preservative used in the treatment of the Green Ties, excluding transportation costs, shall be included in the price of the Services, in accordance with Appendix A and B. During the Term, Provider shall maintain a quality system at the Manufacturing Facility and at the Plants that is industry recognized and current by either AAR or ISO quality certifications.

3.4 Transport of Wood Preservative. Customer agrees to transport by rail Wood Preservative, as needed for the treatment of Green Ties delivered to Provider, from Provider's Manufacturing Facility to Provider's Plants where the Services are to be performed, free of charge to Provider, in accordance with the details specified in Appendix A. Provider may elect, by delivery of prior notice to Customer, to transport the Wood Preservative to the Plants by truck, at Provider's sole cost and expense. Provider shall load Wood Preservative to be transported by Customer in Provider's tank cars and load the tank cars onto Customer's freight service for outbound delivery, or trucks if elected by Provider, without any additional charge to Customer. The Wood Preservative shall be made available by Provider, and shall be transported by Customer or Provider's shippers, in a manner that accommodates the Treatment Schedule. Customer shall keep and, if Provider elects to deliver the Wood Preservative by truck, Provider shall cause its shipper to keep, such records as it typically keeps in the usual course of its business, available for inspection by interested parties, including federal or state regulators concerning the transportation of the Wood Preservative.

3.5 Treatment. Provider will treat the Green Ties with the Wood Preservative, for delivery to Customer in accordance with the Treatment Schedule. At Customer's request, prior to treatment, the Green Ties shall be air-dried or boultonized by Provider in accordance with specifications of the American Wood Preservers' Association, at the rates set forth on Appendix B. The wood preservative treatment Services shall be performed in accordance with the specifications set forth on Appendix C hereof, or in accordance with such other specifications as may be specified by Customer, but only if the agreement on pricing of alternative specifications is reached pursuant to this Section 3.5. If the use of specifications other than those set forth in Appendix C will result in a change in costs to Provider, Provider will notify Customer of such changed costs for Customer's prior review and approval. If Provider and Customer agree upon such increased costs, Provider shall utilize the alternate specifications, and Customer shall reimburse Provider for the agreed upon increased costs. Provider shall provide Customer with an itemized invoice for the increased costs prior to reimbursement.

3.6 Delivery of Treated Ties to Customer. Upon completion of the treatment, Provider shall band, bundle and load the Treated Ties in Customer railcars via tramcars without any additional charge to Customer. Provider, shall place loaded railcars on the outbound tracks, and shall consign the railcars in accordance with Customer's instructions. Alternatively, Customer may designate, by notice to Provider, that the Treated Ties are to be delivered to Customer by trucks; in which case, Provider shall load the Treated Ties on such trucks at the Plants, in accordance with Customer's instructions. Customer shall pay Provider for the additional costs incurred by Provider in bundling and handling the Treated Ties while loading the Ties on such trucks, at the rates set forth in Appendix B. For the purposes of this Contract, the Treated Ties shall be deemed delivered to

Customer upon consignment to railcars or truck according to Customer's instructions pursuant to this Section.

3.7 Storage. If Customer's railcars or trucks are not made available to Provider within twenty-four (24) hours of notice to Customer of the completion of Treated Ties ready for delivery to Customer, Provider shall stack and store such Treated Ties at its Plant and shall charge Customer storage fees in accordance with Appendix B. However, Provider shall make all reasonable accommodations to limit the amount of storage fees charged to Customer. Provider shall promptly load the Treated Ties on Customer's railcars or trucks when furnished by Customer, in accordance with Section 3.6.

3.8 Inspection by Customer. Customer or Customer's designated agent or subcontractor shall be permitted, but shall not be required, to inspect all Ties at the Plant, at any time, and shall have full access at all times to all details in connection with the treatment and handling of the Ties. Customer or Customer's designated agent or subcontractor shall be permitted, but shall not be required, to examine and test the Wood Preservative to be used in the performance of the Services. Notwithstanding the foregoing, Customer and Customer's designated agent or subcontractor shall not unreasonably interfere with Provider's operations at the Plants, and shall have no right to control the activities of Provider or Provider's employees. Further, the right of access provided for herein shall at all times be subject to, in accordance with and limited by such reasonable restrictions, regulations, rules and policies, including safety rules, of which Customer may be notified from time to time by Provider. No examination or test by Customer or its agent or subcontractor shall be deemed an assumption of any risk, liability or duty, or a waiver or release of any right whatsoever, by Customer.

3.9 Fire Protection. Provider shall furnish at its own expense at the areas where the Green Ties and other materials are stored, adequate fire protection equipment, facilities and supplies and shall maintain such fire protection equipment in a satisfactory operating condition.

3.10 Theft. Provider shall guard the Green Ties, Treated Ties and other materials belonging to Customer at its Plants against theft and molestation in accordance with the customary industry practices.

                        Section 4   Title and Risk of Loss.

4.1  Title and Risk of Loss of Wood Preservative.

     (a) Title. Title to the Wood Preservative shall remain with Provider at all times, except to the extent incorporated in Treated Ties, at which time, title shall pass to Customer.

     (b) Risk of Loss - Rail Transport. In the event of the rail transport of the Wood Preservative by Customer, Customer shall bear all risk of loss, including environmental liability, for the Wood Preservative from the time of delivery of Provider's tank cars to Customer through the arrival of such tank cars at Provider's Plants. Provider shall otherwise bear all risk of loss, including environmental liability, for the Wood Preservative. In addition, Customer shall bear no responsibility, loss or liability arising from or attributable in any manner to defects in Provider's tank cars, it being understood and agreed that Provider shall assume and indemnify Customer against all such responsibility, costs, loss, liabilities and damages arising from or attributable to such defects.

     (c) Risk of Loss - Truck Transport. In the event Provider elects delivery of the Wood Preservative by truck, Provider shall bear all risk of loss for the Wood Preservative during transport. In the event Customer elects delivery by truck, Customer shall bear risk of loss for the Wood Preservative from the time the Wood Preservative is loaded onto the truck at Provider's Manufacturing Facility until the time of delivery at Provider's Plant.

4.2  Title and Risk of Loss to Ties.

     (a) Title. Pursuant to Customer's agreements with suppliers of Green Ties provided to Provider pursuant to this Contract, the suppliers (which may be Provider itself) shall hold title and bear the risk of loss to Green Ties until accepted by Provider on Customer's behalf pursuant to Section 3.2. Upon Provider's acceptance of the Green Ties, title to the Green Ties shall pass to and remain with Customer thereafter, throughout the treatment process, and shall carry forward to and include the Treated Ties.

     (b) Risk of Loss. Pursuant to Customer's agreements with suppliers of Green Ties, risk of loss is not with Provider, until Provider accepts delivery of the Green Ties on Customer's behalf pursuant to Section 3.2. Risk of loss to the Green Ties and Treated Ties shall be borne by Provider until placed on outbound railcars or trucks pursuant to Customer's instructions, thereafter, the risk of loss to the Treated Ties is borne by Customer.

                            Section 5   Representations

5.1 Provider's Corporate Soundness. Provider represents and warrants to Customer that Provider is duly and legally incorporated under the laws of the Commonwealth of Pennsylvania; that it has full corporate power to acquire, operate and maintain the Plants and Manufacturing Facilities, and to engage in the business and operations set forth herein in the locations in which it will be performing the Services; that it has the right to use the treating processes herein prescribed and to exercise and enjoy in connection therewith all patents, rights and privileges required for the full performance of its undertakings and obligations under this Contract, without hindrance from anyone having or claiming to have patents and rights covering or relating to the treating processes herein described; and that it is duly qualified under the worker's compensation statutes of the locations in which it will be performing the Services.

5.2 Customer's Corporate Soundness. Customer represents and warrants to Provider that Customer is duly and legally incorporated under the laws of the Commonwealth of Virginia; and that it has full corporate power to enter into this Contract for the purchase of Services from Provider.

5.3 Clear Title. Provider represents and warrants to Customer that, upon title to the Green Ties passing to Customer, title to the Ties shall remain with Customer, free from any security interest, lien or encumbrance, other than any lien or security interest lawfully obtained by Provider to secure payment of amounts due to Provider for Services under this Contract.

5.4 Wood Preservative Specifications. Provider represents and warrants to Customer that the Wood Preservative shall conform to the Wood Preservative Specifications, that the Wood Preservative is a pesticide registered under applicable law, and that Provider is in material compliance with all material provisions of applicable law relating to Wood Preservative.

5.5 Capacity. Provider represents and warrants to Customer that the Capacity Commitments set forth in Appendix D are accurate and that Provider shall maintain the capacity of its Plants to provide Services pursuant to this Contract within the Capacity Commitment limits as set forth in Appendix D.

5.6 Compliance with Laws. Provider represents and warrants to Customer that it is in substantial compliance and shall substantially comply will all applicable laws, codes, rules and regulations and decisions of any legislative, administrative or judicial body in performing Services hereunder throughout the term of this Contract. Customer represents to Provider that Customer shall substantially comply in all respects with applicable state and federal laws, codes, rules, regulations pertaining to Customer's obligations under this Contract.

                     Section 6   Limited Warranty and Remedies

6.1 Warranty Period. For a period of eighteen (18) months after the date of delivery of the Treated Ties to Customer (the "warranty period"), the Treated Ties shall conform to the applicable specifications set forth in this Contract. Provider further warrants that the Wood Preservative will comply with the Wood Preservative Specifications. The foregoing warranties concerning the Treated Ties are expressly in lieu of all other warranties, express or implied relating to the same. PROVIDER MAKES NO OTHER REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE TREATED TIES, WHETHER USED ALONE OR IN COMBINATION WITH OTHER MATERIALS AND HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES.

6.2 Nonconformance. If a nonconformance with the applicable specifications appears within the warranty period, Customer shall notify Provider promptly upon discovery of the nonconformance. Provider shall then promptly, at Customer's election, either (i) refund to Customer Customer's cost for the Treated Tie, or
(ii) replace the nonconforming Treated Tie(s) at Provider's expense, including the cost of the acquisition, shipping and treatment of replacement Green Ties, and the transport and installation of replacement Treated Ties.

6.3 Exclusion of Remedies. EXCEPT AS OTHERWISE PROVIDED IN THIS CONTRACT, PROVIDER SHALL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR THE LOSS OF PROFIT OR REVENUE IN CONNECTION WITH THE SERVICES PROVIDED HEREUNDER. NOTHING CONTAINED IN THIS SECTION SHALL BE DEEMED TO LIMIT THE INDEMNIFICATION OBLIGATIONS OF PROVIDER PURSUANT TO SECTION 14.

                            Section 7   Service Volume

7.1 Volume of Treated Ties. Customer agrees to obtain from Provider, and Provider agrees to provide to Customer, Services for a minimum of:

     (a) one hundred percent (100%) of "Customer's total annual requirement for Treated Ties" (as defined by Section 7.3), if such requirements are for * or fewer Treated Ties;

     (b) ninety percent (90%) of Customer's total annual requirement for Treated Ties, if such requirements are for between * and * Treated Ties;

     (c) eighty percent (80%) of Customer's total annual requirement for Treated Ties, if such requirements are for between * and * Treated Ties; or

     (d) seventy percent (70%) of Customer's total annual requirement for Treated Ties, if such requirements are * Treated Ties or more.

The foregoing minimum limits shall be reduced, to the extent that Customer is entitled, pursuant to this Contract, to utilize alternate providers of any of the Services. By way of example and not limitation; if Customer's total annual requirement is * Treated Ties and Customer utilizes or is entitled to use an alternate provider pursuant to Section 7.4 to treat * of those Ties, Customer shall have satisfied the provisions of this Section if it has obtained Services from Provider for * % of the balance of its annual requirement (i.e., 90% of * Treated Ties). In addition, the provisions of this Section shall become null and void in any calendar year in which Customer elects to cancel or is entitled to cancel this Contract pursuant to Section 9. Section 17.4 shall control in the event of the occurrence of Force Majeure conditions.

7.2 Volume Estimate. At least sixty (60) days prior to the beginning of each calendar year, Customer will provide Provider with a Volume Estimate setting forth an approximate number of Green Ties to be treated by Provider for Customer during that calendar year during each month. This Volume Estimate may be revised periodically by Customer. The Volume Estimate for any one month shall not exceed Provider's maximum aggregate monthly Capacity Commitment as set forth in Appendix D. Notwithstanding the Volume Estimate provided by Customer, the actual number of Green Ties to be treated by Provider for Customer is not guaranteed by Customer and may vary substantially from the Volume Estimate, without any liability on the part of Customer whatsoever. Customer shall develop its Treatment Schedule substantially in accordance with the Volume Estimate, but similarly reserves the right to vary from, or revise, both the Volume Estimate and Treatment Schedule, from time to time.

7.3 Annual Requirement. For the purposes of this Contract, the phrase "Customer's total annual requirement for Treated Ties" shall mean the annual requirement of Customer for a given calendar year during the Term, but shall not include requirements that result from purchases or acquisitions of other railroads by Customer occurring after the effective date hereof, unless, at Customer's option, Customer gives Provider written notice of the inclusion of such acquired railroad at least ninety (90) days before it is to be so included. At its option, Customer may purchase additional Services from Provider relating to the treatment of Green Ties (in accordance with the specifications set forth in Appendix C) or alternative specifications (subject to the provisions of Section 3.5), on the same terms as provided in this Contract and the Appendices attached hereto, on behalf of various short lines in which Customer has a financial interest. In such instance, Customer will include such additional Services in its Volume Estimate and Treatment Schedule.

7.4 Notice of Change in Capacity. Should Provider be unable to fulfill the Volume Estimate submitted by Customer within a commercially reasonable time, Provider shall give Customer notice as soon as practicable. Should Provider be unable to fulfill the Volume Estimate, then Customer shall be entitled to exercise the remedies as provided in Section 9.1 and 10.1 of this Contract. In addition, whether or not Customer exercises its available remedies, the minimum volume requirements of Section 7.1 shall be reduced as provided by that Section. In the event a change in capacity is the result of an event of Force Majeure or the result of modified, amended or revised Environmental Requirements, then the provisions of Sections 17 and 13, respectively, shall be applicable.

7.5 Increase in Volume Estimate. Should Customer's Volume Estimate exceed Provider's maximum Capacity Commitment per Plant, as set forth in Appendix D, by more than 5% (a "Spike") and Provider is unable to fulfill Customer's Volume Estimate at the prices reflected in Appendix B, then (i) Provider shall give notice to Customer of its inability to fulfill the Volume Estimate, and (ii) Customer may send the excess volume of required Ties elsewhere at its sole cost and expense or Customer may adjust the volume of Ties required or the parties may agree on revised pricing. Provider shall not be in breach of this Contract and Customer shall not be entitled to exercise the remedies provided in Section
9.1 and 10 if Provider is unable to supply such excess capacity.

                            Section 8   Non-Disclosure

8.1 Use of Confidential Information. All Confidential Information shall be the sole and exclusive property of the Disclosing Party. The Receiving Party shall take all reasonable measures to maintain the confidentiality of said Confidential Information by its employees, agents, and representatives. The Receiving Party shall not use the Confidential Information for any purposes other than to perform its obligations hereunder and shall not disclose any Confidential Information to any third party without the prior, written consent of the Disclosing Party. The Receiving Party acknowledges that all right, title, and interest in and to the Confidential Information, including the right to produce, extract, or exhibit to any third party and any intellectual property rights, are the sole property of the Disclosing Party. The Receiving Party shall return such Confidential Information promptly upon the expiration or termination of this Contract.

8.2 Breach of Confidentiality. The Receiving Party expressly agrees that the Disclosing Party shall be entitled to injunctive and/or other equitable relief to prevent or otherwise restrain a breach of this Section of this Contract, together with any and all damages suffered as a result of any unauthorized disclosure by the Receiving Party, in accordance with the provisions of Section 26.

                              Section 9 Termination

9.1 Generally. If one party believes that the other party is not in compliance with the provisions of this Contract, it shall notify the other in writing and specify such deficiencies. The other party shall promptly respond in writing specifying its plan to correct such deficiency. Except as otherwise provided by this Section 9, if that party has not corrected a material deficiency within forty-five (45) days of the date of such notice (or such longer period as may be agreed to by the parties in writing), then the non-breaching party may terminate the Contract, by delivery of notice to the breaching party.

9.2 Expiration of Term. Either party may elect not to renew this Contract at the expiration of the Term or any renewal term in accordance with the provisions of Section 2.1 hereof.

9.3 Compliance with Environmental Requirements. Provider's ceasing to operate a Manufacturing Facility or Plant substantially in accordance with Environmental Requirements shall be deemed a material deficiency and Customer shall be entitled to terminate this Contract within forty five (45) days of the date Customer delivers notice to Provider of the material deficiency if Provider has not corrected such deficiency within such forty five (45) day period. Additionally, termination may be permitted in certain circumstances as addressed in Section 13.

9.4 Insurance. Provider's failure to maintain insurance in the amounts required by Section 15, shall be deemed a material deficiency entitling Customer to terminate this Contract within forty five (45) days of delivery of notice to Provider should the deficiency not be corrected within such forty five (45) day period.

9.5 Variance from Treatment Schedule. In the event that Customer fails to timely deliver Green Ties or Wood Preservative in accordance with Section 3, such failure shall not constitute a material deficiency entitling Provider to terminate this Contract. Provider shall be permitted an additional commercially reasonable period of time in which to perform the Services under this Contract, to the extent that such deficiency directly affects Provider's ability to perform such Services.

9.6 Variance from Volume Estimate. Provider acknowledges and agrees that Customer's failure to require Services for the Ties in accordance with Customer's Volume Estimate or Treatment Schedule or Customer's failure to provide a Volume Estimate within Provider's Capacity Commitment as provided in Appendix D shall not entitle Provider to terminate this Contract, so long as Customer, in fact obtains its minimum requirements as provided by Section 7.1 from Provider.

9.7 Force Majeure. In the event of a Force Majeure occurrence, Section 17 shall apply.

9.8 Early Termination. Customer may terminate this Contract at any time pursuant to Section 11 hereof.

9.9 Bankruptcy. In the event that either party shall file a voluntary petition in bankruptcy, shall make an assignment for the benefit of its creditors, or shall apply for relief in any form as a debtor under any statute of the United States or laws or regulations of any other governmental authority, or any other proceeding under any statute of the United States or laws or regulations of any other governmental authority seeking the relief or readjustment of that party's indebtedness shall be commenced, then the other party shall have the right to immediately terminate this Contract. In the event that a petition in bankruptcy shall be filed against either party, and that party shall not have caused such petition to be discontinued and terminated within forty five (45) days, then the other party shall have the right to immediately terminate this Contract.

9.10 Assignment. Either party shall be entitled to immediately terminate this Contract in the event a party makes an assignment of any rights under this Contract, except as addressed in Section 22, without the prior written consent of the other party.

9.11 Sale of Assets. Either party shall be entitled to immediately terminate this Contract in the event the other party sells or disposes of all or substantially all of its assets or ceases to function as a going concern.

                        Section 10   Additional Remedies

10.1 Remedies. The following remedies shall be available, in addition to any applicable right of termination set forth in Section 9:

     (a) In the event Provider cannot meet Customer's Volume Estimate, Customer shall be entitled to secure the Treated Ties from any one of Provider's Plants, at no additional cost to Customer (including, but not limited to, the cost of transporting previously delivered Green Ties to Provider's other Plants) so long as the volume of Ties to be treated for Customer at other Plants does not exceed the Capacity Commitment;

     (b) In the event Provider cannot meet Customer's Volume Estimate at any of Provider's Plants, Customer may require Provider to transport untreated Ties at Provider's Plants, at Provider's cost, to such reasonable locations as Customer shall designate, and reimburse Customer for the difference between the commercially reasonable price of the third party treating services and the price for treatment under this Contract;

     (c) Customer shall have the right to obtain a refund of the payments made by Customer for all Services for which Customer has paid, but with respect to which Provider failed to perform or performed its obligations incorrectly;

     (d) In the event either party fails to perform under this Contract, the other party shall have the right to offset against any payments otherwise due to the party failing to perform any and all damages and reimbursable costs incurred by the other party; and

     (e) Either party shall have the right to pursue such other remedies as may be available to it. HOWEVER, EXCEPT TO THE EXTENT THIS CONTRACT SPECIFICALLY PROVIDES OTHERWISE, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR THE LOSS OF PROFIT OR REVENUE IN CONNECTION WITH THE SERVICES PROVIDED HEREUNDER.

10.2 Survival. Termination of this Contract pursuant to Section 9 shall not affect any right based on a prior breach of performance of this Contract nor affect any right or obligation that is intended to survive such termination. The Sections of this Contract that survive termination shall include but shall not be limited to Sections 4, 6, 8, 10, 14, 25, and 27.

10.3 Force Majeure and Changes to Environmental Requirements. Notwithstanding anything to the contrary set forth in this Section 10, events of Force Majeure and circumstances involving modified, amended or revised Environmental Requirements shall be governed by Sections 17 and 13, respectively.

                    Section 11   Early Termination by Customer

11.1 Early Termination by CSXT. Customer may terminate this Contract at any time during the Term by giving Provider written notice of its intention to terminate at least ninety (90) days prior to the date the termination is to be effective, in which case, Customer shall pay Provider for Services that have already been performed, plus an early termination fee. Customer shall have the right to terminate this Contract pursuant to Section 11.1, with or without cause, and regardless of whether Customer has the right to terminate pursuant to any other provision of this Contract. Payment of the early termination fee shall not be required as a condition to termination of the Contract pursuant to any other provision of this Contract.

11.2 Early Termination Fee. The early termination fee payable pursuant to this Section shall be in the amount of one million dollars ($1,000,000) per year for each year remaining in the then current term of this Contract as of the effective date of the termination; provided, however, the sum due for any partial year shall be prorated on a per diem basis. Notwithstanding the foregoing, in the event of Customer's election to terminate during any one-year renewal term, the early termination payment shall be no less than $500,000. By way of example and not limitation, if Customer terminates the Contract pursuant to this Section 11 on October 31, 2002, Customer would owe Provider $4,167,123.28 ($1,000,000 for each of the four full years remaining in the Contract, plus $167,123.28 for the remaining 61 days.

11.3 Consequences of Early Termination. Termination of this Contract pursuant to this Section 11 shall not affect any right based on a prior breach of performance of this Contract nor affect any right or obligation that is intended to survive such termination. The Sections of this Contract that survive termination shall include, but shall not be limited to, Sections 4, 6, 8, 10, 14, 25, and 27.

                         Section 12   Price and Invoices

12.1 Daily Invoices. Provider shall submit daily invoices along with any reports as described herein, and Customer shall pay Provider the charges for Services as set forth in Appendices A and B. All invoices submitted by Provider shall be stated on a "per Treated Tie" basis. Customer shall pay Provider the full amount of the invoice within the time set forth on Appendix B, provided such invoice correctly reflects charges payable by Customer hereunder.

12.2 Tax Obligations. Customer shall pay all taxes, fees and other charges imposed or assessed by any local, state or federal governmental or regulatory bodies, with respect to the Services hereunder. Customer shall not be liable for the taxes, fees or other charges with respect to the Wood Preservative or other materials used by Provider in providing the Services.

12.3 Exemption Certificates. Provider agrees to recognize and accept any valid applicable exemption certificates or direct payment permits provided by Customer, in lieu of otherwise applicable sales and use tax.

12.4 Notice. If Provider receives a notice or assessment from any taxing jurisdiction claiming that Provider is liable for any tax, fee or other charge addressed as Customer's obligation in Section 12.2, Provider shall notify Customer in writing within thirty (30) days of Provider's receipt of the claim. If Provider fails to provide Customer with such notice, Customer shall have no obligation to pay the tax, fee, or charge claimed in the assessment.

                     Section 13   Environmental Responsibility

13.1 Compliance with Environmental Requirements. Provider recognizes that, with respect solely to operations conducted pursuant to this Contract at its Manufacturing Facilities and Plants, it bears complete and sole responsibility for all Environmental Requirements, insofar as such obligations are applicable to the owner or operator of such a facility.

13.2 Modification Affecting Certain Plants. In the event Provider, in good faith, cannot comply with modified, amended or revised Environmental Requirements which affect less than all of Provider's Plants, or if such compliance is not commercially practicable, Provider shall notify Customer as soon as reasonably practicable upon becoming aware of such modification, amendment or revision to the Environmental Requirements. Upon Provider's notification of commercial impracticability:

      (a) Customer may secure some or all of the Services from another of Provider's Plants, at no additional cost to Customer, so long as the increase in the quantity of Ties required from the newly elected Plant is not a Spike for purposes of Section 7.6 herein;

      (b) Customer and Provider may renegotiate this Contract as to the Affected Items and affected Plants, but only to the extent that Provider can show that its costs have been increased by the revised Environmental Requirements, and/or negotiate for the provision of Services at treating plants of Provider other than the affected Plant(s); provided, however, if, after 45 days, such negotiations are not successful, Customer or Provider may elect to terminate this Contract only as to the affected Plants, in which case the Volume Requirements and Capacity Commitment will be proportionately reduced. This right of termination shall not apply, however, if Provider is able to supply Customer's Volume Estimate from one or more of the unaffected Plants; or

      (c) Customer or Provider may elect to terminate this Contract in its entirety by giving six (6) months notice to the other party.

13.3 Modification Affecting All Plants. In the event Provider, in good faith, cannot comply with modified, amended or revised Environmental Requirements which affect all Plants, or if such compliance is not commercially practicable, Provider shall notify Customer as soon as reasonably practicable upon becoming aware of such modification, amendment or revision to the Environmental Requirements. Upon Provider's notification of commercial impracticability; (i) Customer and Provider may renegotiate this Contract as to the Affected Items but only to the extent that Provider can show that its costs have been increased by the revised Environmental Requirements, or (ii) if after 45 days negotiations are not successful, Customer or Provider may elect to terminate this Contract. Provider shall provide Customer with an accounting of all Affected Items and reflect such increased costs in its invoices, upon Customer's request.

                          Section 14   Indemnification

14.1 Customer's Indemnification. Customer shall indemnify, hold harmless, and defend Provider, including its officers, agents, employees, parents, subsidiaries, successors, assigns, and Affiliates from and against any loss, cost, damage, or expense including, without limitation, attorneys' fees arising out of any claim or charge for personal injury, death, or property damage asserted against Provider by third parties which arise from the negligent acts or omissions of Customer in connection with this Contract, including gross negligence or intentional misconduct of Customer or its officers, directors, partners, members, shareholders, employees or Affiliates.

14.2 Provider's Indemnification. Provider shall indemnify, hold harmless, and defend Customer, including its officers, agents, employees, parents, subsidiaries, successors, assigns, and Affiliates from and against any loss, cost, damage, or expense including, without limitation, attorneys' fees arising out of any claim or charge for personal injury, death, or property damage asserted against Customer by third parties which arise from the negligent acts or omissions, including gross negligence or intentional misconduct of Provider or its officers, directors, partners, members, shareholders, employees or its Affiliates. Provider shall also indemnify, hold harmless and defend Customer, including its officers, agents, employees, parents, subsidiaries, successors, and assigns, and Affiliates from and against any loss, cost, damage, or expense, including, without limitation, attorneys' fees arising out of any claim or charge asserted against Customer by third parties to the aggregate extent resulting directly or indirectly from the following:

      (a) any pollution or contamination of any environmental medium at any of Provider's Plants or Manufacturing Facilities in connection with Provider's performance of the Services, including without limitation:

          (i) the violation of any local, state or federal law, rule or regulation pertaining to the Plant or Hazardous Substances or the violation of any of the Environmental Requirements in connection with Provider's performance of the Services;

          (ii) the presence, release or threat of release of any Hazardous Substances in connection with Provider's performance of the Services; or

          (iii) the failure by Provider to comply fully with the terms and conditions of this Contract.

                              Section 15   Insurance

15.1 Customer's Insurance. Provider acknowledges that Customer is self-insured. Upon reasonable request, Customer shall provide Provider with evidence of such self-insurance coverage.

15.2 Provider's Insurance. Customer acknowledges that Provider is currently self-insured as set forth below, either through self-insurance retention or through a captive insurance company. Provider shall continue to maintain its self-insurance retention, not to exceed $10,000,000, or replace it with commercial insurance policies. Upon request, Provider shall provide Customer with evidence of such self-insurance. Insurance in excess of the amounts for which Provider is self-insured will be maintained during the term of this Contract as follows:

      (a) Commercial General Liability Insurance ("CGL"), covering commercial general liability assumed in this Contract (including any agreements entered into between the parties pursuant hereto) by Provider, providing for available limits of not less than $5,000,000 single limit, bodily injury and/or property damage combined, for damages arising out of bodily injuries to or death of all persons in each occurrence and for damage to or destruction of property, including the loss of use thereof, in each occurrence, including Federal Employers Liability Act claims ("FELA") against the Customer, or other liability arising out of or incidental to railroad operations. Provider is self-insured for the first $2,000,000 of liabilities covered by CGL; and;

      (b) Statutory Workers' Compensation, Employer's Liability Insurance with available limits of not less than $1,000,000 and Occupational Disease Insurance. Provider is self-insured for the first $2,000,000 of liabilities covered by Statutory Worker's Compensation, Employer's Liability Insurance, and;

      (c) If any motor vehicles are used in connection with the work to be performed hereunder (or in connection with any agreements entered into between the parties pursuant hereto), Business Automobile Liability Insurance with limits of not less than $2,000,000 single limit, bodily injury and/or property damage combined, for damages to or destruction of property including the loss of use thereof, in any one occurrence. Provider is self-insured for the first $2,000,000 of liabilities covered by Business Automobile Liability Insurance.

15.3 Policy Requirements. All insurance required hereunder shall be effected by valid and enforceable policies issued by insurer(s) of financial responsibility and authorized to do business in all necessary states (except for insurance written through Provider's captive insurance company). Provider's liability insurance policies shall name Customer and its Affiliates as additional insureds as their interests may appear and will not have any exclusions for liability relating to railroad operations or contractual liability for construction or demolition within fifty (50) feet of Customer's tracks by endorsement. Provider's Workers' Compensation and property insurance policies shall include waivers of subrogation rights endorsements in favor of Customer; provided, however, that there shall be no waiver of subrogation with respect to matters for which Provider is self-insured. All policies shall contain a provision for thirty (30) days' written notice to Customer prior to any expiration or termination of, or any material change in, the coverage provided. Provider shall provide Customer with at least thirty (30) days' written notice prior to such expiration, termination or change in any insurance coverage.

15.4 Proof of Insurance. Upon execution and delivery of this Contract or upon Customer's request thereafter, Provider shall provide or shall cause its insurer to provide Customer with certificates of insurance containing the following information:

      (a)   description of the coverages, and

      (b) evidence that Customer and its Affiliates are named as additional insureds, as their interests may appear, and

      (c) a provision that the policy is not subject to cancellation or change except after providing thirty (30) days' written notice to Customer.

Provider shall, upon Customer's request, provide Customer with a copy of Provider's applicable insurance policies. The liability assumed by Provider under this Contract, including, but not limited to, Provider's indemnification obligations, shall not be limited to the insurance coverage stipulated herein.

                              Section 16   Waiver

The failure by either party to enforce any provision of this Contract shall not be construed as a waiver of that provision.

                            Section 17   Force Majeure.

17.1 Limit of Liability. Neither Party shall be liable for any delay or failure of performance of the Services, or for any other failure of performance by Customer, interruption, delay, loss, or damage which is incurred or suffered as a result of a Force Majeure occurrence. The obligations of the party subject to a Force Majeure occurrence shall be excused and suspended during the period such Force Majeure remains in effect, but only to the extent made necessary by such Force Majeure; provided that, subject to the right of Customer to terminate this Contract as provided in Section 17.4, both parties shall perform in accordance with this Contract when any such interfering Force Majeure no longer exists.

17.2 Reasonable Efforts. It is agreed that each party shall use due diligence, good faith, and all reasonable efforts to remove or remedy such Force Majeure conditions, but that no party shall be required to settle a strike or other relevant labor dispute.

17.3 Suspension of Payment. The duty of Customer to pay for Services that have already been performed is never suspended by Force Majeure.

17.4 Termination of Contract. Either party shall have the right to terminate this Contract upon thirty (30) days written notice to the other party in the event of a Force Majeure occurrence affecting more than one (1) Plant, which Force Majeure occurrence either: (i) continues for a period of more than six (6) consecutive months; or (ii) occurs for any period of time in excess of one (1) month more than three times during any consecutive twelve (12) month period.

17.5 Plant Substitution. In the event a Force Majeure occurrence affects one or more Plants, Customer may: (i) secure all or some of the Services from another of Provider's Plants other than the affected Plant, at no additional cost to Customer, so long as the volume of Services secured by Customer at said other Plants does not exceed the Capacity Commitment, or (ii) if Provider is unable to provide the Services from another of Provider's Plants, to purchase all or some of the Services for the volume of Treated Ties that Provider cannot supply because of the Force Majeure occurrence, from another of Provider's treating plants or from another supplier, and Provider shall reimburse Customer for half of the additional costs incurred by Customer in securing the Ties from a third party. It is expressly understood and agreed that, in the event Provider is unable to provide Services for Customer's requirements due to Force Majeure conditions, Customer shall not be deemed in breach of Section 7, by reason of its use of other providers to meet its requirements and that the provisions of
Section 7 shall be deemed suspended during the course of such Force Majeure conditions.

17.6 Changes to Environmental Requirements. It is understood that events involving modifications, amendments or revisions to Environmental Requirements that affect Provider's ability to perform under this Contract shall be governed by Section 13 of this Agreement.

                     Section 18   Nondiscrimination/Diversity

Customer's corporate policies provide for equal opportunities in employment without regard to race, color, religion, sex, age, or national origin, and Customer is committed to employing and advancing qualified disabled veterans, handicapped persons, and Vietnam era veterans. Customer further complies with the requirements placed on government providers and subcontractors by Executive Order 11246, Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974, and Section 503 of the Rehabilitation Act of 1973. With regard to providing Services, Provider shall likewise comply with those Executive Orders, statutes, rules, and regulations, as applicable.

                  Section 19   Prohibition on Improper Influences

Provider represents that it has not and will not exchange any gift, rebate, influence or other compensation (excluding nominal business entertainment or gifts) with any official, employee, representative or agent of Customer or any of its Affiliates. Provider further represents that none of its officials or employees is employed by Customer or any of its Affiliates. Provider agrees to immediately notify Customer if Provider becomes aware of changes in the foregoing representations. Provider understands that Customer has the right to rely upon the foregoing representations and that failure to honor these representations may result in a default of this Contract.

                             Section 20   Severability

Any provision of this Contract that is determined to be invalid or unenforceable will be ineffective to the extent of such determination without invalidating the remaining provisions of this Contract.

                          Section 21   Complete Contract

This Contract and all Appendices constitute the complete agreement of the parties relating to the matters specified in this Contract and may only be amended in writing, signed by both parties, expressly stating the parties' intent to amend. This Contract and all amendments shall supersede all prior and contemporaneous representations or agreements with respect to such matters including such form documents as purchase orders, acknowledgements or other forms. No oral modifications or waiver of any of the provisions of this Contract shall be binding on either party.

                  Section 22   Assignment, Successor and Assigns

Neither party may assign this Contract or any interest herein or any payment due or to become due hereunder, without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed. Any attempted assignment without such prior written consent shall be void and of no force or effect. Notwithstanding the foregoing, either party may assign its rights under this Contract to any of its Affiliates, or its successor in interest pursuant to a merger or corporate reorganization. This Contract shall be binding upon and inure to the benefit of the parties hereto and their respective permitted heirs, executors, successors and assigns. This Contract shall not confer any rights or remedies upon any person other than Customer and Provider and their respective permitted successors and assigns.

                            Section 23   Governing Law

This Contract shall be governed by and interpreted in accordance with the laws of the State of Florida, notwithstanding Florida's choice of law principles.

                          Section 24   Hazardous Material

Materials or substances deemed hazardous under applicable law that are utilized by the Provider shall comply with all federal, state and local laws and regulations then in effect and will further comply with any special requirements as might be noted in Appendices A, B or C.

                          Section 25   Dispute Resolution

25.1 Dispute Resolution. Any disagreement, controversy, claim or dispute arising from or relating to this Contract or the breach hereof, (a "Dispute") shall be resolved and settled pursuant to the terms of this Section 25. The parties agree to first attempt to resolve a Dispute through informal resolution procedures, as set forth in Section 25.2.

25.2  Informal Resolution.

      (a) In the event of a Dispute between the parties, either party may initiate the informal resolution procedures of this Section 25.2 by providing written notice (the "Notice of Claim") to the other party identifying the Dispute and a proposed resolution of the Dispute, together with any supporting documentation that such party deems relevant or appropriate. Within fifteen (15) days after receiving the Notice of Claim, the responding party will respond in writing and state its position. Also in its response, the responding party shall either accept the proposed resolution of the other party or set forth a counter proposal for resolution of the Dispute, together with any supporting documentation that such party deems relevant or appropriate. In the event the parties are unable to informally resolve the Dispute within forty-five (45) days after the date of the Notice of Claim, the parties agree to submit the Dispute to the party's upper management as set forth in Section 25.2(b).

      (b) In the event the parties are unable to informally resolve the Dispute as set forth in Section 25.2 (a), copies of the Notice of Claim, the response, and supporting documentation required in that Section shall be submitted to Upper Management in attempt to achieve resolution. In the event Upper Management of the parties are unable to informally resolve the Dispute within ninety (60) days of the Notice of Claim, the parties agree to submit the Dispute to arbitration or litigation as set forth in this Section below. "Upper Management" of a party shall mean the officer who signed the agreement or his or her successor.

25.3  Arbitration. If the informal resolution procedure set forth in Section
25.2 is unsuccessful and the amount in controversy of a Dispute is less than one million dollars ($1,000,000), then the parties agree to submit to binding arbitration. The arbitration shall be governed by the rules of the American Arbitration Association ("AAA"). Either party may initiate arbitration by notifying the other party in writing ("the Notification of Arbitration"). The parties agree to be bound by the results of the arbitration, and judgment upon the award so rendered may be entered and enforced in any court of competent jurisdiction. The place of the arbitration shall be Jacksonville, Florida or Pittsburgh, Pennsylvania, at the option of the party serving the Notification of Arbitration.

      (a) Within thirty (30) days after the date of the Notification of Arbitration, the parties shall select, by mutual agreement, a single arbitrator to hear and determine the Dispute. In the event that the parties cannot agree upon the selection of a single arbitrator, the parties agree that the AAA will select an independent Commercial Litigation Attorney to serve as arbitrator. The term "Commercial Litigation Attorney" shall mean a neutral and impartial lawyer (i) who is or has been practicing law for at least ten (10) years, specializing in commercial litigation, and (ii) who has had at least five (5) years experience as an arbitrator.

      (b) All arbitration costs, which shall include any fee for the arbitrator for services rendered, shall be borne equally by the parties. Each party shall pay its own counsel fees and expenses in connection with any arbitration.

25.4 Litigation. If the informal resolution procedure set forth in Section 25.2 is unsuccessful and the amount in controversy of a Dispute is more than one million dollars ($1,000,000), then the parties agree the Dispute shall be resolved through the judicial process, unless otherwise mutually agreed by the parties. Any such lawsuit must be brought and maintained in the courts

(including federal courts located therein) in Jacksonville, Florida. The other party shall pay the prevailing party's attorneys' fees.

                        Section 26   Independent Contractor

Provider acknowledges that it is an independent contractor and that Customer has no control over or ownership interest in any of the Provider's Plants or Manufacturing Facilities. Customer shall exercise no control whatsoever over the employment, discharge, compensation of or services rendered by Provider's employees, or the practices, procedures and professional judgment employed by Provider to perform the Services. Nothing in this Contract shall be construed in a manner inconsistent with Provider's status as an independent contractor.

                                Section 27   Audit

27.1 Accurate Records. Provider agrees to keep full, accurate and complete books of account and records of matters relating to this Contract, in accordance with generally accepted accounting principles. The parties will retain and not purge such books, computer files and accounts during the Term of this Contract or for a period of not less than three (3) years after such data and files are created, whichever is longer. Specifically, Provider shall keep thorough and accurate records of all of Customer's Green Ties delivered by Customer and in the process of treatment and Treated Ties at the Plants, and the dates and numbers of Treated Ties delivered to Customer, for a period of three (3) years after such records are created. Provider will keep such Tie records on standard operating forms filed and maintained in accordance with Customer's reasonable instructions. Customer or its employees, agents or subcontractors will have the right to audit all of Provider's records that relate directly or indirectly to Provider's relations with Customer as contemplated by this Contract. The audit will take place at Provider's place of business and the timing of such audit will be mutually agreed upon.

27.2 Access to Provider's Records. Provider will not be unreasonable in granting timely access to Customer. Customer shall have access, without cost, to all accounting, operational and administrative information of Provider and those who control, produce or are responsible for the information.

27.3 Scope of Audit. The records subject to this Section 27 include (in addition to the Tie records referenced above): EDI records with Customer, invoices, receipts from Customer, disbursements documents, payroll payee listings, expense reports and other related support documents.

27.4 Copies. During the audit, Customer shall have the right to copy information it considers appropriate, using Provider's resources and Customer will be responsible to reimburse Provider for direct cost of these copies. The payment by Customer of any invoice sent to Customer by Provider in accordance with terms of this Contract shall not preclude Customer from questioning the correctness of said invoice at any time. Any Confidential Information obtained by Customer as a result of such audit shall be subject to the confidentiality provisions of Section 8.

                               Section 28   Notices

28.1 All notices, approvals, consents, reports and evidence of insurance shall be in writing, and shall be delivered by personal delivery, or by U.S. mail, postage prepaid, certified mail, return receipt requested, or by overnight courier, to the following addresses:

               To Customer:
               (1).  Evidence of insurance:
               Risk Management Department
               CSX Corporation
               500 Water Street (J907)
               Jacksonville, FL 32202
               (904) 633-5091 / Fax (904) 633-5096

               (2). All notices, consents, approvals and reports, pertaining to this Contract:
               Fritz Horn
               CSX Transportation
               P.O. Box 45054
               Jacksonville, FL 32232
               Facsimile: (904) 366-4431

               To Provider:
               Tom Niederberger
               Koppers Industries, Inc.
               436 Seventh Avenue,
               Pittsburgh, PA 15219-1800
               Facsimile: (412) 227-2841
               Phone: (412) 227-2408

               With a copy to:
               General Counsel
               Koppers Industries, Inc.
               436 7/th/ Avenue
               Pittsburgh, PA 15219-1800
               Facsimile: (412) 227-2333
               Phone: (412) 227-2889

or such other address as any party thereof shall indicate by delivery of prior notice as provided by this Section 30. Facsimile transmission of notices may be utilized for convenience purposes but transmission by facsimile is not deemed an effective method of providing notice hereunder.

28.2 Notices shall be deemed to be given on the date delivered if delivered by personal delivery, the expiration of three business days after mailing if sent by U.S. mail, and on the next business day following delivery with an overnight courier.

          IN WITNESS WHEREOF, this Contract has been executed by the authorized officials of both parties on the dates shown below.

                                            KOPPERS INDUSTRIES, INC.

ATTEST:

By:  _________________________________      By:    /s/ Walter W. Turner
                                                   ----------------------
Its:  ________________________________      Name:  Walter W. Turner
                                                   ----------------------
                                            Title: President and Chief
                                                   ----------------------
                                                   Executive Officer
                                                   ----------------------

                                            CSX TRANSPORTATION, INC.

ATTEST:

By:  _________________________________      By:  /s/ Howard Levy
                                                 ------------------------
Its:  ________________________________      Name:  Howard Levy
                                            Title: Senior Vice President
                                                    Purchasing & Materials

APPENDIX A                                                         Exhibit 10.34

Note: An asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately.

                   PRICE and DELIVERY TERMS: WOOD PRESERVATIVE

Provider shall invoice Customer for Services on a "per Tie" basis. Provider shall factor into its price for the Services per Tie the cost of the Wood Preservative used for such Services subject to the following:

1.    Delivery Terms:

      Wood Preservative will be delivered by rail to Customer tracks, those tracks closest to Provider's Manufacturing Facility. In the event Provider decides to utilize truck shipments for any loads, Provider shall be responsible for freight. In the event Customer decides to utilize truck shipments for any loads, Customer shall be responsible for freight.

3.    Price:

      Year                          Volume (lbs)               Pricing (per lbs)
      2002                          less than *                $ *
                                    greater than *             $ *

      2003                          less than *                RP&S less *%
                                    greater than *             $ *

      2004                          less than *                RP&S less *%
                                    greater than *             $ *

* provided that if the price calculated as "RP&S less *%" is greater than $ * per pound, all Wood Preservative delivered in 2004 shall be priced at RP&S less *%.

      2005                          all volumes                RP&S less *%

      2006 (and beyond if renewed)  all volumes                RP&S less *%

The price charged to RP&S shall mean the internal price charged by Provider to RP&S.

Appendix B                                                        Exhibit 10.34

                   PRICE, PAYMENT and DELIVERY TERMS: SERVICES

PAYMENT TERMS:                      *% * Net *

RATES: Labor rates shall be calculated on a Plant specific basis in accordance with the cost escalation schedules attached hereto as Schedules B-1 through B-4

DELIVERY TERMS:                     FOB Customer railcars at Provider's Plant,
                                    or, in the event of truck delivery, FOB
                                    Provider's Plant

SCHEDULES B-1 THROUGH B-4 Koppers Industries, Inc. CSX-Florence Plant- TSO SCHEDULE Detail for prices on purchase order 2268 Labor Escalation based on Average Hourly Wage Rate of the Manufacturing Industry published by the state of South Carolina for February 2002 of $11.80 Current Pricing (effective May 2002)

                                                 *           *             *           *
                                           Oak ML       Oak BL      MHW - ML    MHW - BL
                                        --------------------------------------------------
                      Unloading                $ *         $ *           $ *          $ *
                       Incising                $ *         $ *           $ *          $ *
                         Boring                $ *         $ *           $ *          $ *
                       Treating                $ *         $ *           $ *          $ *
                                        --------------------------------------------------
              SubTotal Services                $ *         $ *           $ *          $ *
          Preservative - $* gal
    Volume used less than * gal                $ *         $ *           $ *          $ *
                                        --------------------------------------------------
         TOTAL SERVICES                        $ *         $ *           $ *          $ *

          Preservative - $* gal
 Volume used greater than * gal                $ *         $ *           $ *          $ *
                                        --------------------------------------------------
                 TOTAL SERVICES                $ *         $ *           $ *          $ *

Additional Services:
              Boulton Treatment                ML          $ *
                                               BL          $ *

                                               ML          BL
             Endplating Service                $ *         $ *
                     End Plates                $ *         $ *
                                        ----------------------
                          Total                $ *         $ *

Note:

A monthly invoice with supporting papers will be required for the following misc. services

          Shipping from storage                $ *         ea
     Bundle Crossties 25/bundle                $ *         ea       Invoice at
                                                                 time of truck
                                                                      shipment

              Banding tram lots                $ *         ea
          Banding 1/2 tram lots                $ *         ea

Koppers Industries, Inc. CSX - Montgomery Plant - TSO SCHEDULE Detail for prices on purchase order 2313 Labor Escalation based on the Average Hourly Wage Rate for the Manufacturing Industry published by the state of Alabama for the month of March 2001 of $13.22 Current Pricing (effective May 2001)

                                             *           *             *              *
                                     Oak ML      Oak BL      MHW - ML       MHW - BL
                                   ----------------------------------------------------
                         Unloading         $ *         $ *           $ *            $ *
                          Incising         $ *         $ *           $ *            $ *
                            Boring         $ *         $ *           $ *            $ *
                          Treating         $ *         $ *           $ *            $ *
                                   ----------------------------------------------------
                 SubTotal Services         $ *         $ *           $ *            $ *
            Preservative - $ * gal
       Volume Used less than * gal         $ *         $ *           $ *            $ *
                                   ----------------------------------------------------
                    TOTAL SERVICES         $ *         $ *           $ *            $ *
            Preservative - $ * gal
    Volume used greater than * gal         $ *         $ *           $ *            $ *
                                   ----------------------------------------------------
                    TOTAL SERVICES         $ *         $ *           $ *            $ *

Additional Services:
                 Boulton Treatment         ML          $ *
                                           BL          $ *

                                           ML          BL
                Endplating Service         $ *         $ *
                        End Plates         $ *         $ *
                                   ------------------------
                             Total         $ *         $ *

Note:

A monthly invoice with supporting papers will be required for the following misc. services

             Shipping from storage         $ *         ea
        Bundle Crossties 25/bundle         $ *         ea

Koppers Industries, Inc. CSX - Green Spring - TSO SCHEDULE Detail for prices on purchase order 2453 Labor Escalation based on the Average Hourly Wage Rate for the Manufactufing Industry published by the state of West Virginia for the month of August 2001 of $15.05 Current Pricing (Effective 11/26/01)

                                            *           *              *              *
                                     Oak ML       Oak BL       MHW - ML       MHW - BL
                                 --------------------------------------------------------
                       Unloading          $ *         $ *            $ *            $ *
                        Incising          $ *         $ *            $ *            $ *
                          Boring          $ *         $ *            $ *            $ *
                        Treating          $ *         $ *            $ *            $ *
                                 ------------------------------------------------------
               SubTotal Services          $ *         $ *            $ *            $ *
          Preservative - $ * gal
     Volume used less than * gal          $ *         $ *            $ *            $ *
                                 ------------------------------------------------------
                  TOTAL SERVICES          $ *         $ *            $ *            $ *

          Preservative - $ * gal
  Volume used greater than * gal          $ *         $ *            $ *            $ *
                                 ------------------------------------------------------
                  TOTAL SERVICES          $ *         $ *            $ *            $ *

Addititonal Services:
               Boulton Treatment          ML          $ *
                                          BL          $ *

                                          ML           BL
              Endplating Service          $ *         $ *
                      End Plates          $ *         $ *
                                 -------------------------
                           Total          $ *         $ *

Note:
A monthly invoice with supporting papers will be required for the following misc. services

           Shipping from storage          $ *         ea
      Bundle Crossties 25/bundle          $ *         ea
               Banding tram lots          $ *         ea

Koppers Industries, Inc. CSX - Guthrie Plant - TSO SCHEDULE Detail for prices on purchase order 2385 Labor Escalation based on the Average Hourly Wage Rate for the Manufactufing Industry published by the state of Kentucky for the month of December 2000 of $15.12 Current Pricing (Effective 2/26/01):

                                              *           *              *              *
                                       Oak ML       Oak BL       MHW - ML       MHW - BL
                                      ---------------------------------------------------
                         Unloading          $ *         $ *            $ *            $ *
                          Incising          $ *         $ *            $ *            $ *
                            Boring          $ *         $ *            $ *            $ *
                          Treating          $ *         $ *            $ *            $ *
                                      ---------------------------------------------------
                 SubTotal Services          $ *         $ *            $ *            $ *
            Preservative - $ * gal
       Volume used less than * gal          $ *         $ *            $ *            $ *
                                      ---------------------------------------------------
                    TOTAL SERVICES          $ *         $ *            $ *            $ *
            Preservative - $ * gal
    Volume used greater than * gal          $ *         $ *            $ *            $ *
                                      ---------------------------------------------------
                    TOTAL SERVICES          $ *         $ *            $ *            $ *

Addititonal Services:
                 Boulton Treatment          ML          $ *
                                            BL          $ *
                                            ML          BL
                Endplating Service          $ *         $ *
                        End Plates          $ *         $ *
                                      ---------------------
                             Total          $ *         $ *

Note:

A monthly invoice with supporting papers will be required for the following misc. services

             Shipping from storage          $ *         ea
                 Banding tram lots          $ *         ea
             Banding 1/2 tram lots          $ *         ea
        Bundle Crossties 25/bundle          $ *         ea

                                                             Timber Crosstie and
CSX                                                     Switch Tie Specification
TRANSPORTATION                                                      Page 1 of 22
--------------------------------------------------------------------------------

                         Timber Crosstie and Switch Tie

                            Procurement Specification

1.0 Scope - This procurement specification establishes the minimum detailed technical requirements for Timber Crossties and Timber Switch Ties for use by CSXT. It is CSXT's desire to enter into a long-term contract with suppliers of quality timber crossties and timber switch ties. The suppliers governed by this specification, shall have or establish a quality system that complies with and is certified to the standards set forth in the AAR Specification for Quality Assurance, M1003 (AAR M-1003), or International Quality Standard ANSI 9000 Series (ISO 9001).

1.1 Crosstie & Switch Tie Description - Timber crossties and switch ties are used to secure, anchor and support rail, switch, and other track equipment. As such, the consistent quality of crossties and switch ties is of the utmost importance to CSXT for safety and track reliability. The crossties and switch ties acquired under this specification shall be used to meet CSXT field requirements for initial installation at new construction locations, replacement at existing sites, and also for modification at existing locations. Crossties and switch ties acquired for use by CSXT shall as a minimum meet the material quality, dimensional, and processing requirements of sections 3, 4, and 5 of this specification as directed and applied by the contract.

1.2 Requirements Rating Criteria - Assignment of specification importance shall be designated by one of the following:

     (C) - Critical Characteristic

     (M) - Major Characteristic

     (I) - Incidental Characteristic

     This specification covers two types of ties, timber crossties and timber switch ties. As such, in certain instances, functional requirements specified herein may not be applicable to a particular product. In those cases, the supplier shall respond to the requirement as being not applicable, and explain why it is not. In other instances, in lieu of a defined requirement, this specification may ask for data, or a description for relative comparison.

Page 2 of 22
--------------------------------------------------------------------------------

2.0 Applicable Documents - The latest issue of the following document forms a part of this standard to the extent specified herein:

      . Applicable Federal, State, and local Regulations

      In the event of a conflict between the document referenced here and the detailed content of section 3,4, and 5, the detail requirements of sections 3,4, and 5, shall be considered the superseding requirements.

3.0   Requirements (C) -

3.1 General (I) - The information and requirements included in this section are applicable to timber crossties and switch ties as specified in sections 3.2 and 3.3 respectively of this document.

3.1.1 Definitions -

      a) Decay - Decay is the disintegration of wood substance material due to the action of destroying fungi. "Blue Stain" shall not be considered as decay and is permissible in any wood used for ties.

      b) Rot - Is the decomposition of wood which occurs due to age, decay, or chemical disintegration.

      c) Holes - Within the rail bearing area, a large hole is one more than 1/2 inches in diameter and 3 inches deep. Outside the rail bearing area, a large hole is one which is 1/4 the width of the surface on which it appears and 3 inches deep. Numerous holes are any number equaling a large hole in damaging effect. Such holes may be caused in manufacture or otherwise.

      d) Knots - Within the rail bearing area, a large knot is one having an average diameter more than 1/3 the width of the surface on which it appears; but such a knot will be allowed if it is located outside the rail bearing area. Numerous small knots equaling the diameter of a large knot in damaging effect shall equate to a large knot and shall have the same limitations.

      e) Shake - A shake is a separation along the grain, most of which occurs between the rings of annual growth (see Figures A, B, & C below).

                                                                    Page 3 of 22
--------------------------------------------------------------------------------

     [DRAWING OF CROSSTIE TIMBER]             [DRAWING OF CROSSTIE TIMBER]

                Fig. A                                   Fig. B

                          [DRAWING OF CROSSTIE TIMBER]

                                     Fig. C

          The procedure illustrated in the above diagrams shall be used in determining the length of the shake. One which is not more than 1/3 the width of the tie shall be allowed, provided it does not extend nearer than 1 inch to any surface. Multiple ring shakes shall not be allowed.

     f) Split - A split is a separation of the wood extending from one surface to an opposite or adjacent surface.

               1) In unseasoned ties, a split no more than 1/8 inch wide and/or 4 inches long is acceptable when anti-splitting devices have been applied and the tie is brought back to its original sawn dimensions.

               2) In a seasoned tie, a split no more than 1/4 inch wide and/or longer than the width of the face across which it occurs is acceptable when anti-splitting devices have been applied and the tie is

Page 4 of 22
--------------------------------------------------------------------------------

          brought back to its original sawn dimensions.

     3)   Multiple splits of no more than a three way split are acceptable.

     4) In no instance will a tie be considered acceptable when a split extends into the rail bearing area.

g) Checks -

     1) For procurement of seasoned ties: A check is a "V" shape groove in a tie similar to a cut made with an ax. A check is acceptable provided it is not more than 3/8 inch wide, the depth not greater than 1/2 the thickness of the tie, and does not extend into the rail base area.

     2) For treatment of seasoned ties: A check is acceptable provided it is not more than 1/2 inch wide, the depth not greater than 1/2 the thickness of the tie, and does not extend into the rail base area.


h) Bark Seams - Bark seams will not be acceptable if they appear in the rail bearing area. A bark seam or pocket is a patch of bark partially or wholly enclosed in the wood. Bark seams will be allowed provided they are not more than 2 inches below the surface and/or 10 inches long.

i) Wood Destroying Insect Infestation - A wood destroying insect infestation is the presence of insects known to destroy wood and other cellulose materials, such as an termites, carpenter ants, etc. in a timber product. If an infestation exists, the type of insect will be identified. If termites are detected, the identification must distinguish between Formosan Subterranean termites, and other termite species.

   1) All ties shall be inspected for and protected from infestation

   2) If an infestation is found, the tie is not acceptable for use on CSXT.

   3) Ties infected with other than Formosan Subterranean Termites will be disposed of in an appropriate manner determined by the supplier.

   4) Ties infested with Formosan Subterranean Termites shall be treated to kill the termites and disposed by burning in an environmentally appropriate facility.

j) Slanting Grain - Except in woods with interlocking grain, a slant in grain in excess of 1 in 15 will not be

                                                                    Page 5 of 22
--------------------------------------------------------------------------------

          permitted, and/or if present in rail bearing area.

     k) Excessive Wane - Examples of this defect have been termed in the industry as "Saddlebacks" and "Sledruners". These conditions in ties shall not be considered acceptable and are illustrated and further defined below.

           1) Saddlebacks - Saddlebacks between the rail base area will not be accepted if lack of face is more than 1/2 the width (see Fig. D, below).

           2) Sledrunner - A sledrunner appearing on the end of a tie will not be accepted if lack of face is more than 1/2 the thickness and more than 3 inches from end of tie (see Fig. E, below).

                              [DRAWING OF CROSSTIE]

Page 6 of 22
--------------------------------------------------------------------------------

                             [DRAWING OF CROSSTIE]

                                     Fig. E

3.2  Timber Crossties Requirements (C) -

3.2.1 Acceptable Materials(C) - The following types of wood shall be acceptable for the manufacture of timber crossties:

     a)   Ash

     b)   Beech

     c)   Birch

     d)   Cherry

     e)   Elm

     f)   Gum

     g)   Hackberry

     h)   Hickory

     i)   Locust

     j)   Maple

     k)   Mulberry

     l)   Oak {see 3.4.1, b), 5)}

     m)   Sassafras

     n)   Walnut

3.2.2 Physical Requirements(C) - Except as hereinafter provided, all crossties shall be free from any defects that may impair their strength or durability as crossties, such as decay,

                                                                    Page 7 of 22
--------------------------------------------------------------------------------

     rot, large splits, large shakes, slanting grain, large or numerous holes, or knots.

3.2.2.1 Manufacture -

          a) All timber crossties shall be straight, well hewed or sawed, cut square at the ends, have bottom and top parallel and the bark entirely removed.

          b) All standard timber crossties (see 3.2.2.2 for standard dimensions) shall be considered straight when:

                    1) A straight line along the top from the middle of one end to the middle of the other end lies more than two inches from either side, and

                    2) A straight line along a side from the middle of one end to the middle of the other end lies more than two inches from the top and the bottom of the tie.

          c) A tie is not well hewed or sawed when its surfaces are cut into with score marks more then 1/2 inch deep or when its surfaces are not even.

          d) The top and bottom of a tie will be considered parallel if any difference in the thickness at the ends does not exceed 1/2 inch.

          e) The following size categories shall apply for 7" and 6" crossties:


                     (This space intentionally left blank.)

Page 8 of 22
--------------------------------------------------------------------------------

                               7" GRADE CROSSTIES

          9"                                                       8"
[Drawing of Crossties]                                   [Drawing of Crossties]

                                        8"
                              [Drawing of Crosstie]



                               6" GRADE CROSSTIES


          8"                                                       7"
[Drawing of Crossties]                                   [Drawing of Crossties]




                         1" OF WANE ALLOWED - 20% SQUARE

                                 7" X 8" ALLOWED

                                                                    Page 9 of 22
--------------------------------------------------------------------------------

3.2.2.2 Dimensions -

     a) Except as hereinafter provided, crossties shall measure as follows throughout the rail bearing area. The rail bearing area as used here and hereafter are defined as those sections of the tie between 20" and 40" from the middle (11" and 31" from its end):

         1) Grade 5 - 7" x 9" x 8' 6" Minimum 8" face

         2) Grade 4 - 7" x 9" x 8' 6" Minimum 7" face

         3) Grade 4 - 7" x 8" x 8' 6" Minimum 7 1/2" face - Maximum 20% per car

         4) Grade 3 - 6" x 8" x 8' 6" Minimum 7" face

     b) Ties more than 1 inch longer or shorter than standard shall be rejected.

     c) The thickness and widths specified are minimums for the standard sizes.

     d) Ties over 1 inch longer, thicker, or wider than the standard size ordered shall be rejected.

     e) All thickness and widths shall apply to the sections of the tie between 20 inches and 40 inches from the middle of the tie.

     f) All determinations of widths shall be made on the top of the tie, which is the narrower of the horizontal surfaces, or the one with no heartwood if both horizontal surfaces are of the same width.

     g) In seasoned ties, thickness and width requirements shall be considered met if not more than 1/4" scant of those specified.

3.2.2.3 Malformation Tolerances -

3.2.2.3.1 Decay - Crossties with decay shall not be acceptable for use or purchase by CSXT (See para. 3.1.1, a).

3.2.2.3.2 Rot - Crossties with rot shall not be acceptable for use or purchase by CSXT (see para. 3.1.1, b).

3.2.2.3.3 Holes - Crossties with large holes or several small holes with diameters equaling a large hole shall not be acceptable for use or purchase by CSXT (see para. 3.1.1, c).

3.2.2.3.4 Knots - Crossties with large knots or several small knots equaling to a large knot within the rail bearing area shall not be acceptable by CSXT (see para. 3.1.1, d).

3.2.2.3.5 Shakes - Crossties with a shake no greater than 1/3 the width of the tie and not nearer than 1 inch to any surface shall be allowed. Multiple ring shakes shall not be allowed

Page 10 of 22
--------------------------------------------------------------------------------

     (see para3.1.1, e).

3.2.2.3.6 Splits - Crossties with acceptable splits as defined in para. 3.1.1,
     f) shall be allowed.

3.2.2.3.7 Checks - Crossties with acceptable splits as defined in para. 3.1.1,
     g) shall be allowed.

3.2.2.3.8 Bark Seams - Crossties with acceptable bark seams as defined in para. 3.1.1, h) shall be allowed.

3.2.2.3.9 Slanting Grain - Crossties with acceptable slanting grain as defined in para. 3.1.1, i) shall be allowed.

3.2.2.3.10 Excessive Wane - Crossties with acceptable saddlebacks as defined in para. 3.1.1, j) shall be allowed. Crossties with acceptable sledrunners as defined in para. 3.1.1, j) shall be allowed.

3.2.2.3.11 Wood Destroying Insect Infestation - Crossties with wood destroying insect infestation shall not be acceptable for use or purchase by CSXT. See para. 3.1.1, i) for disposition instructions.

3.3  Timber Switch Tie Requirements (C) -

3.3.1 Acceptable Materials(C) -The acceptable types of wood for switch ties are:

     a) Oak {see 3.4.1, b), 5)}

     b) Black gum

     c) Red gum - provided heart wood does not exceed 50%.

3.3.2 Physical Requirements(C) - Except as hereinafter provided, all switch ties shall be free from any defects that may impair their strength or durability as switch ties, such as decay, rot, large splits, large shakes, slanting grain, large or numerous holes, or knots.

3.3.2.1 Manufacturing -

     a) All timber switch ties shall be straight, clean sawed, cut square at the ends, have bottom and top parallel, and the bark entirely removed except as hereinafter provided.

     b) A timber switch tie less than 15 foot long shall be considered straight:

          1) when a straight line along the top from the middle of one end to the middle of the other end lies more than two inches from either side, and

          2) When a straight line along a side from the middle of one end to the middle of the other end lies more than two inches from the top and the bottom of the

                                                                   Page 11 of 22
--------------------------------------------------------------------------------

               tie.

     c) A timber switch tie 15 foot long or more shall be considered straight:

          1) when a straight line along the top from the middle of one end to the middle of the other end is entirely within the tie, and


          2) When a straight line along a side from the middle of one end to the middle of the other end lies more than two inches from the top and the bottom of the tie.

     d) A timber switch tie is not well hewed or sawed when its surfaces are cut into with score marks more then 1/2 inch deep or when its surfaces are not even.

     e) The top and bottom of a timber switch tie will be considered parallel if any difference in the thickness at the ends does not exceed 1/2 inch.

     f) Timber switch ties shall be sawed on four sides.

     g) Except as hereinafter provided, timber switch ties shall not be less than 9 inches wide throughout the section between 12 inches from each end of the tie.


3.3.2.2 Dimensions -

     a) Switch ties shall be 7 inches thick.

     b) Switch ties shall be provided in the quantities ordered from the following lengths:

          1)  9'-0"

          2)  10'-0"

          3)  11'-0"

          4)  12'-0"

          5)  13'-0"

          6)  14'-0"

          7)  15'-0"

          8)  16'-0"

          9)  16'-6"

          10) 23'-0"

     c) The rail bearing area shall be defined as "the section of the switch tie between 12" from each end of the tie."

     d) The lengths, thickness and widths specified are minimums for the standard sizes.

Page 12 of 22
--------------------------------------------------------------------------------

     e) Switch ties over 1 inch longer, thicker, or wider than the standard size ordered shall be rejected.

     f) All thickness and widths requirements are minima and apply to the rail bearing area which is that section of the tie between 12 inches from each end of the tie.

     g) A maximum of 1 inch wane is allowed in the rail bearing area on top or bottom of the tie.

     h) All determinations of widths shall be made on the top of the tie, which is the narrower of the horizontal surfaces, or the one with no heartwood if both horizontal surfaces are of the same width.

     i) In seasoned ties, thickness and width requirements shall be considered met if not more than 1/4" scant of those specified.

3.3.2.3 Malformation Tolerances -

3.3.2.3.1 Decay - Switch ties with decay shall not be acceptable for use or purchase by CSXT (See para. 3.1.1, a).

3.3.2.3.2 Rot - Switch ties with rot shall not be acceptable for use or purchase by CSXT (see para. 3.1.1, b).

3.3.2.3.3 Holes - Switch ties with large holes or several small holes with diameters equaling a large hole shall not be acceptable for use or purchase by CSXT (see para. 3.1.1, c).

3.3.2.3.4 Knots - Switch ties with large knots or several small knots equaling to a large knot within the rail bearing area shall not be acceptable by CSXT (see para. 3.1.1, d).

3.3.2.3.5 Shakes - Switch ties with a shake no greater than 1/3 the width of the tie and not nearer than 1 inch to any surface shall be allowed. Multiple ring shakes shall not be allowed (see para 3.1.1, e).

3.3.2.3.6 Splits - Switch ties with acceptable splits as defined in para. 3.1.1,
     f), shall be allowed.

3.3.2.3.7 Checks - Switch ties with acceptable splits as defined in para. 3.1.1,
     g), shall be allowed.

3.3.2.3.8 Bark Seams - Switch ties with acceptable bark seams as defined in para. 3.1.1, h), shall be allowed.

3.3.2.3.9 Slanting Grain - Switch ties with acceptable slanting grain as defined in para. 3.1.1, i), shall be allowed.

3.3.2.3.10 Wood Destroying Insect Infestation - Switch ties with wood destroying insect infestation shall not be acceptable for use or purchase by CSXT. See para. 3.1.1, i) for disposition instructions.

                                                                   Page 13 of 22
--------------------------------------------------------------------------------

3.4 Tie Processing (C) -

3.4.1 Unloading and Inspection (I) - Ties shall be unloaded and passed through a double-end trim saw, which shall expose interior defects and assures uniform length for mechanical handling at the plant and subsequently in the field.

     a) The inspection shall include both ends and all four sides for possible defects.

     b) Either a manual or semi-automatic unloading/ inspection system shall record the grade and specie and route the ties into bays designated as follows:

           1)  Oak Main Line {see 3.4.1, b), 5)}

           2)  Oak Branch Line {see 3.4.1, b), 5)}

           3)  Mixed Hardwood Main Line {see 3.4.1, b), 5)}

           4)  Mixed Hardwood Branch Line {see 3.4.1, b), 5)}

           5) White Oak - It is the intent of CSXT to restrict the use of white oak ties for both Crosstie and Switch Tie application in the Southeaster part of the United States. This restriction is being made to minimize and eliminate the occurrence of accelerated deterioration of ties made of white oak in this region. Either mixed hardwood ties or red oak ties shall be shipped to those locations designated by CSX. Red oaks shall be separated from mixed oaks in quantities as directed by CSX.

           6) Culls - All ties not meeting minimum standards for mainline or branchline ties.

     c) Ties which do not meet this specification are separated as rejects or culls and handled as directed by CSXT Supply and Services in the agreement.

Page 14 of 22
--------------------------------------------------------------------------------

3.4.2 Incising (I) -

     a)  Ties shall be incised on four sides not less than 1/2 inch in depth.

     b)  Incising shall cover from end-to-end on each side of the tie.

     c) At least 90% of the teeth contacting the tie shall be in place in each incisor head.

     d)  All ties shall be incised.

3.4.3 Stacking (I) - Grade ties shall be stacked to provide proper air seasoning.

     a) Two to four inches of space shall be left between the ties so as to make continuous flues through the pile or stack.

     b) The foundation shall be stacked a minimum of 14" off the ground on treated or other suitable material to prevent transfer of decay.

     c) No more than ten stacks or piles shall be placed side by side in a continuous row.

     d) A space of at least three feet shall be left between the rows of ties, except where shed drying is used.

     e) Firebreaks shall be maintained in accordance with the fire protection plan as established by plant management and approved by local government.

     f) The grounds and storage area shall be clear of debris, vegetation, and well drained (No standing water).

     g) When possible, rows shall be placed with the open side in the general direction of the prevailing wind.

     h) Each row shall carry information painted on the outside of the stack for the purpose of inventory record. Information shall include:

           1)  pile or row number

           2)  quantity

           3)  specie

           4)  date

           5)  ownership

3.4.4 Seasoning (C) - Ties being air seasoned shall be held in stack until the amount of moisture in the wood will permit acceptable penetration and retention of preservative. In general, oak seasons in ten months and mixed hardwoods in six months.

                                                                   Page 15 of 22
--------------------------------------------------------------------------------

      a) The maximum acceptable moisture content in oak shall be 50% using two inch increment borings.

      b) The maximum acceptable moisture content in mixed hardwood shall be 40% using two inch increment borings.

3.4.5 Boring and Branding (C) -

      a) Seasoned ties to be treated shall be re-inspected before treatment.

      b) Ties that are damaged or split beyond the limitations of this specification shall be removed

      c) Ties shall be branded for identification using 1 1/2 inch lettering, having cutting edges 1/8 inch wide, impregnated 1/4 inch into the end of each tie.

      d) Branding shall include ownership, origin and year treated.

      e) Ties shall have a visible saw kerf mark or some other approved marking to designate the sap side of the crosstie.

3.4.6 Selective End Plates (C) -

      a) Seasoned ties which are split no more than 1/4 inch wide and with the split extending from one surface to another, shall be clamped and end-plated back to its original sawn dimensions, then returned to the material flow.

      b) Unseasoned ties which are split no more than 1/8 inch wide and/or 4 inches long shall be clamped and end plated back to its original dimensions, then returned to the material flow.

      c) Ties which cannot be returned to acceptable dimensions shall be rejected.

3.4.1 Tramming (I) -

      a) Prepared ties shall be loaded on trams and secured with wire banding or chains and counted.

      b) The number of ties on each tram shall be counted, verified, and recorded on a tram ticket or plant order.

3.4.8 Treatment (C) - Ties shall be treated using AWPA Standard P2 creosote to obtain 7# pcf net retention for oak, and 8.5# pcf for mixed hardwood governed by treating specifications as follows:

3.4.8.1 Rueping Process (AWPA-C-6)(C) - Properly air seasoned ties (crossties, switch ties, and crossing panels) that meet

Page 16 of 22
--------------------------------------------------------------------------------

    the moisture content requirements shall be treated using the Rueping process.

      a) The creosote shall be maintained at a minimum average of 180(Degree)F during the pressure period and pressurized to a maximum of 200 psi for mixed hardwood and 220 psi for oak.

      b) The specific treating parameters will vary with the age and construction of the treating plant. The supplier shall have available for CSXT inspection the parameters for his operations. For acceptance the set up parameters must comply with the following:

           1)  Hot Oil Treatment:   Oak 180(degree) F/6 hour minimum

                                    MHW 180(degree) F/4 1/2 hour minimum

           2)  Creosote Pressure:   180 - 220 PSI

           3)  Temperature:         180(degree) - 210(degree) F

           4)  Vacuum:              Not less than 2"

3.4.8.2 Boulton Drying (C) - This process shall only be used for ties produced from trees felled within the previous ninety days (three months) and do not meet the moisture content specified in 3,4,4 above.

      a) Ties shall be trammed with each layer separated by 3/8 inch minimum sticker placed at each end of the ties.

      b) The ties shall be heated and boiled in oil under vacuum in the treating cylinder until the moisture content of the wood is low enough to allow proper treatment and meet the requirements of Paragraph 3,14 AWPA C-6.

3.4.8.3 Inspection of Treating Sheets and Graph(C) -

      a) When the ties are being treated, the plant operator shall maintain a log and a graph of the following parameters:

           1)  time (no greater than 15 minute intervals)

           2)  temperature

           3)  pressure

           4)  vacuum

           5)  creosote tank contents

      b) The contractor shall upon request from CSXT provide the log and graph, and the tram ticket for review and inspection.

                                                                   Page 17 of 22
--------------------------------------------------------------------------------

     c) For oak crossties, switch ties, and crossing panels, a net retention of at least seven pounds per cubic foot, unless refusal takes place.

     d) For mixed hardwood crossties, a net retention of at least eight and one half pounds per cubic foot is required, unless refusal takes place.

3.5 Nail Plates (C) - Nail Plates shall be the approved method used to control splitting in ties for CSXT.

3.5.1 Nail Plate application -

     a) Ties shall be selectively nail plated prior to treatment.

     b) Nail plates shall be applied to both ends of any tie plated.

     c) Application of nail plates shall be subject and limited to ties with the maximum split dimension per paragraph 3.1.1, f), of this specification.

     d) Ties to be end plated shall have flat, smooth, sawn ends with no spurs.

     e) Nail end plates shall be applied by a mechanical device capable of exerting sufficient pressure to close splits bringing the tie back to its original sawn dimensions and with capacity to drive a nail end plate into the end of the tie using a pressure plate.

     f) Nail end plates shall be centered on the split(s) as practicable and securely applied against the end of the tie.

     g) No part of the nail end plate shall protrude beyond the edge of the tie. The nail end plate shall be positioned to avoid projecting over the edge of tie having the maximum permissible wane. If this is not practical, the protruding edge of the nail end plate shall be ground off, bent over and hammered into the tie, or otherwise treated to remove the potential for hand injuries.

     h) Exposed edges of installed nail end plates shall be checked for any burrs and snags made during application, and if found, removed by grinding, filing, or other means to eliminate potential hand injuries when installing the ties.

3.5.2 Nail Plate Design (C) - (see Figures 3.5.2-1 and 3.5.2-2).

     a) The material for nail plates shall be structural steel, ASTM A653, grade 40, 18-gage minimum and hot dipped galvanized, ASTM A924, coating designation G60.

Page 18 of 22
--------------------------------------------------------------------------------

     b) The size of the plates and number of teeth per plate shall be as shown on the attached drawings, "Nail Plates for Main Track Ties" and "Nail Plates for Side Track Ties".

     c) Nail end plates shall be branded in 3/32 inch minimum height letters to include plate manufacturers name or symbol, CSX, plant (two letters), and year (two digits).

          Examples of Plant Location Designations:

               Florence         CSX FL 99

               Green Springs    CSX GS 99

               Guthrie          CSX GU 99

               Montgomery       CSX MO 99



                     (This space intentionally left blank.)

                                                                   Page 19 of 22
--------------------------------------------------------------------------------

                     SMOOTH PERIMETER WITH ROUNDED CORNERS
                           SO AS TO PREVENT ACCIDENTS

                                 7" +/- 0.1875"

                                POINTS ALTERNATE


                            [DRAWING OF NAIL PLATE]

NOTES.

MATERIAL SPECIFICATION, STRUCTURAL STEEL, ASTM A653, GRADE 4, 18 GAGE MINIMUM, AND HOT DIPPED GALVANIZED IN ACCORDANCE WITH ASTM A924, COATING DESIGNATION G60.

NUMBER AND ALIGNMENT OF ROWS TO BE DETERMINED BY THE PLATE MANUFACTURER. A MINIMUM OF 180 TEETH OR A MINIMUM DENSITY OF 4.1 TEETH PER SQUARE INCH OF MEASURED PLATE AREA, WHICHEVER PROVIDES THE GREATEST NUMBER OF TEETH, IS REQUIRED.

PLATE FLATNESS, CONCAVITY OR CONVEXITY MEASURED WITH A STRAIGHT EDGE AND TAPER GAGE ACROSS EITHER THE WIDTH, LENGTH OR DIAGONALS ON THE TOOTHLESS SIDE SHALL NOT EXCEED 0.03125".

BRAND LOCATION TO BE SELECTED BY MANUFACTURER OF PLATE.

                                   NAIL PLATE
                              FOR MAIN TRACK TIES

                                 Figure 3.5.2-1

Page 20 of 22
--------------------------------------------------------------------------------

                     SMOOTH PERIMETER WITH ROUNDED CORNERS
                           SO AS TO PREVENT ACCIDENTS

                                 6" +/- 0.1875"

                                POINTS ALTERNATE

                             [DRAWING OF NAIL PLATE]

NOTES.

MATERIAL SPECIFICATION, STRUCTURAL STEEL, ASTM A653, GRADE 4, 18 GAGE MINIMUM, AND HOT DIPPED GALVANIZED IN ACCORDANCE WITH ASTM A924, COATING DESIGNATION G60.

NUMBER AND ALIGNMENT OF ROWS TO BE DETERMINED BY THE PLATE MANUFACTURER. A MINIMUM OF 120 TEETH OR A MINIMUM DENSITY OF 4.0 TEETH PER SQUARE INCH OF MEASURED PLATE AREA, WHICHEVER PROVIDES THE GREATEST NUMBER OF TEETH, IS REQUIRED.

PLATE FLATNESS, CONCAVITY OR CONVEXITY MEASURED WITH A STRAIGHT EDGE AND TAPER GAGE ACROSS EITHER THE WIDTH, LENGTH OR DIAGONALS ON THE TOOTHLESS SIDE SHALL NOT EXCEED 0.03125".

BRAND LOCATION TO BE SELECTED BY MANUFACTURER OF PLATE.

                                   NAIL PLATE
                              FOR SIDE TRACK TIES

                                 Figure 3.5.2-2

                                                                   Page 21 of 22
--------------------------------------------------------------------------------

3.6  Environmental (C) -

3.6.1 Environmental Regulations - All material shall comply with current environmental regulations.

3.6.2 Disposal Hazards - Material posing a possible disposal hazard, such as preservatives, insecticides or other sensitive disposables, shall be indicated in documentation and presented at the supplier vendor forum.

3.7 Safety (C) - The supplier shall observe all applicable Federal, State, and Local safety and operating rules and regulations.

3.8 Workmanship (C) - All ties and related components shall be manufactured, finished and comply with all AAR, and FRA standards for workmanship and/or certification.

4.0  Quality Assurance Provisions (C) -

     a) The supplier shall be responsible for insuring that the delivered ties meet the requirements as identified in the applicable paragraphs of this specification and as directed in the contract agreement.

     b) CSXT also reserves the right to perform ad-hoc no notice inspections at the manufacturing plant or in the field to evaluate ties for quality and conformance with this specification.

     c) Final acceptance of ties shall be based on destination inspection by CSXT at the location designated by CSXT in the agreement.

5.0 Transportation (M) - CSXT shall provide transportation direction with each order. The supplier shall ship via truck or rail to destinations as directed by CSXT with each order.

6.0  Notes - This section not used.

Page 22 of 22
--------------------------------------------------------------------------------

Issued                                                                  10/04/01



Prepared: Engineering Standards




          Signed
Approved: __________________________________________________
          Director, Engineering Standards




          Signed
Approved: __________________________________________________
          Chief Engineer, Maintenance of Way


Office of Vice President - Engineering
4901 Belfort Road, Suite 130
Jacksonville, Florida 32256

Appendix D                                                         Exhibit 10.34

                  Capacity Commitment for Customer's Green Ties

 The combined Capacity Commitment is * ties, plus or minus *%. The chart below reflects the specific monthly capacity of each Plant for dry ties. The capacity of a Plant is lower if the ties are to be boultonized. If 100% of the ties to be treated at a Plant are to be boultonized, the capacity would be *% lower than the Capacity Commitment set forth in the following chart.

------------------------------------------------------------------------------
 Kentucky    South Carolina     West Virginia    Alabama      Total Per Month
------------------------------------------------------------------------------
 *           *                  *                *            *
------------------------------------------------------------------------------

 If Customer specifies that ties provided by Customer to Provider shall be boultonized, then the specific monthly capacity of each Plant, as shown in the chart above, shall be decreased proportionately. By way of example and not limitation, should Customer specify that in January, * of the ties sent to the Florence, South Carolina Plant for treatment shall be boultonized, then the South Carolina Plant's January Capacity Commitment shall be * ties. Should Customer specify that in January * of the * ties sent to the Florence, South Carolina Plant for treatment shall also be boultonized, then the South Carolina Plant's January Capacity Commitment shall be * ties (* dry ties plus * less *% =*).